Exhibit 99.1

Media Contact: Meghan Dotter 703 682 6670

Investor Contact: Ahmed Pasha 703 682 6451

AES Reports Second Quarter Results and Increases Full Year Earnings Guidance

•	Second quarter 2009 Adjusted Earnings Per Share of $0.28 and Diluted Earnings Per Share from Continuing Operations of $0.45

•	Increases full year 2009 Adjusted Earnings Per Share guidance to $1.05-$1.10 and full year 2009 Diluted Earnings Per Share from Continuing Operations guidance to $1.15-$1.20

•

Increases midpoint of full year 2009 Consolidated Free Cash Flow guidance from $1.27 billion to $1.3 billion and midpoint of 2009 Proportional Free Cash Flow guidance from $0.75 billion to $0.8 billion

•	Increases midpoint of 2009 Subsidiary Distribution guidance from $1.2 billion to $1.25 billion

•

Increases midpoint of full year 2009 Consolidated Cash Flow from Operating Activities guidance from $2.1 billion to $2.15 billion and midpoint of 2009 Proportional Cash Flow from Operating Activities guidance from $1.27 billion to $1.3 billion

•	Completes 374 MW of construction projects

ARLINGTON, VA, August 7, 2009 – The AES Corporation (NYSE: AES) today reported its second quarter results, with Adjusted Earnings Per Share increased by $0.03 to $0.28 and Diluted Earnings Per Share from Continuing Operations decreased by $0.86 to $0.45. Proportional Free Cash Flow increased by $313 million to $190 million and Consolidated Free Cash Flow increased by $237 million to $366 million. Consolidated Cash Flow from Operating Activities increased by $181 million to $495 million.

During the quarter, the Company benefited from its geographic and fuel diversity, with strong performance in Chile offsetting reduced demand and lower wholesale prices in North America. The Company’s focus on improved operations, with increased production in Chile and the Philippines, reduced operating expenses and improved working capital also contributed to the quarterly results. In addition, the Company also benefited from a favorable settlement of a legal claim at a European affiliate and a lower effective tax rate, primarily related to a U.S. subsidiary tax restructuring.

“We are pleased with our performance during the first six months of the year, and we continue to make progress with our new businesses. Operational improvements at our Masinloc facility in the Philippines helped generate its first quarterly profit since last year’s acquisition. We also completed construction on 374 MW, including Guacolda 3, the first coal-fired facility to be brought on-line in Chile in 12 years, as well as three other facilities in Chile, Northern Ireland and France,” said Paul Hanrahan, President and Chief Executive Officer. “On the development front, the financial closings of the Armenia Mountain and St. Patrick wind projects demonstrate the strength of our renewables pipeline, an area that continues to present attractive investment opportunities.”

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In the U.S., the Company closed a $221 million long-term non-recourse financing of the 101 MW Armenia Mountain wind project in July. In France, the Company closed a €44 million financing for the 35 MW St. Patrick wind project in the second quarter.

“Based on our results for the first six months of 2009, we are increasing 2009 Adjusted Earnings Per Share guidance from a range of $0.97-$1.07 to a range of $1.05-$1.10. We are also raising the lower end of our Proportional Free Cash Flow guidance from $650 million to $750 million, resulting in a revised guidance range of $750 million to $850 million for 2009,” said Victoria D. Harker, Executive Vice President and Chief Financial Officer.

Results for the quarter ended June 30, 2009 include the following:

	Second Quarter 2009	Second Quarter 2008	YTD 6/30/09	Full Year 2009 Guidance as of 5/27/09	Full Year 2009 Guidance as of 8/7/09
Consolidated Revenue	$3.5 billion	$4.1 billion	$6.9 billion	not provided	not provided
Consolidated Gross Margin	$0.8 billion	$1.0 billion	$1.7 billion	$3.2 - $3.4 billion	$3.5 - $3.6 billion
Proportional Gross Margin (a non-GAAP financial measure)	$499 million	$647 million	$1.04 billion	$2.05 - 2.15 billion	$2.1 - 2.15 billion
Consolidated Cash Flow from Operating Activities	$495 million	$314 million	$871 million	$2.0 - $2.2 billion	$2.1 - $2.2 billion
Proportional Cash Flow from Operating Activities (a non-GAAP financial measure)	$284 million	$8 million	$608 million	$1.2 - $1.35 billion	$1.25 - $1.35 billion
Consolidated Free Cash Flow (a non-GAAP financial measure)	$366 million	$129 million	$586 million	$1.3 - $1.5 billion	$1.4 - $1.5 billion
Proportional Free Cash Flow (a non-GAAP financial measure)	$190 million	($123) million	$394 million	$650 - $850 million	$750 - $850 million
Subsidiary Distributions to the Parent Company (see definitions)	$527 million	$269 million	$757 million	$1.1 - $1.3 billion	$1.2 - $1.3 billion
Diluted Earnings Per Share from Continuing Operations	$0.45	$1.31	$0.78	$1.03 - $1.13	$1.15 - $1.20
Diluted Earnings Per Share	$0.45	$1.31	$0.78	not provided	not provided
Adjusted Earnings Per Share (a non-GAAP financial measure)	$0.28	$0.25	$0.65	$0.97 - $1.07	$1.05 - $1.10

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Second Quarter 2009 Financial Highlights (comparison of Q2 2009 vs. Q2 2008):

Key drivers of the second quarter results described above include:

•

Consolidated Revenues decreased by $631 million to $3.5 billion, primarily due to unfavorable movements in foreign currency exchange rates of $520 million, of which approximately $344 million, or 66 percent, relates to the Brazilian Real which depreciated by 26 percent. The results also reflect lower revenue at the Company’s generation businesses in Chile due to lower fuel prices.

•

Consolidated Gross Margin decreased by $182 million to $847 million, primarily due to unfavorable foreign currency exchange rates of approximately $101 million and a reduction in non-cash mark-to-market derivative gains of approximately $84 million primarily related to North America subsidiaries. The 2009 quarterly results do not include the contribution from the Northern Kazakhstan businesses sold in May 2008. These decreases were offset in part by improved operations at our Latin America and Asia generation businesses.

•

Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) declined by $148 million to $499 million, primarily due to a reduction in non-cash mark-to-market derivative gains of approximately $84 million. This reduction was primarily attributable to North America subsidiaries, unfavorable foreign currency exchange rates of approximately $43 million and the lack of contribution from the Northern Kazakhstan businesses sold in 2008, offset in part by improved production at Gener in Chile and Masinloc in the Philippines.

•

Consolidated Cash Flow from Operating Activities increased by $181 million to $495 million, primarily due to improved working capital at our Latin America generation businesses, lower corporate overhead and development costs and receipt in April of the $80 million fee related to the management of Northern Kazakhstan assets.

•

Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $276 million to $284 million, primarily due to an improvement in working capital at Latin America generation businesses, lower corporate expenses and receipt in April of the $80 million fee related to the management of Northern Kazakhstan assets. Proportional Cash Flow from Operating Activities reflects the economic interest of AES in the consolidated results.

•

Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $237 million to $366 million. The 2009 results reflect both higher Consolidated Cash Flow from Operating Activities and lower maintenance capital expenditures.

•

Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $313 million to $190 million. The 2009 results reflect both higher Consolidated Operating Cash Flow and lower maintenance capital expenditures. Proportional Free Cash Flow reflects the economic interest of AES in the consolidated results.

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•

Diluted Earnings from Continuing Operations of $0.45 per share, compared to $1.31 per share in 2008. The 2009 result includes a $98 million or $0.14 gain related to the final settlement of the Northern Kazakhstan assets sold in 2008. The 2008 result primarily includes a net gain from sale of Northern Kazakhstan assets of $1.05 per share.

•

Adjusted Earnings Per Share (a non-GAAP financial measure, see Appendix for definition and reconciliation) of $0.28, compared to $0.25 in 2008. The 2009 results include $0.05 gain related to the settlement of a claim at a European subsidiary. Second quarter 2009 results also benefited from lower tax rates related to a tax restructuring involving a U.S. subsidiary. The 2009 quarterly results were adversely affected by $0.06 due to unfavorable exchange rates. The 2008 Adjusted Earnings Per Share include an $0.08 gain resulting from a settlement of a liability at one of our Latin America subsidiaries.

	Q2 2009	Q2 2008
Diluted Earnings Per Share from Continuing Operations	$0.45	$1.31
FAS 133 Mark-to-Market (Gains)/Losses	$0.01	($0.08)
Currency Transaction (Gains)/Losses	($0.04)	$0.07
Disposition/Acquisition (Gains)/Losses	($0.14)	($1.31)
Impairment Losses	—	$0.01
Debt Retirement (Gains)/Losses	—	$0.25

Adjusted Earnings Per Share	$0.28	$0.25

See Appendix for more detail

Year-to-Date 2009 Financial Highlights (comparison of Q2 YTD 2009 vs. Q2 YTD 2008):

Key drivers of the year-to-date results described above include:

•

Consolidated Revenues decreased by $1.3 billion to $6.9 billion, primarily due to unfavorable movements in foreign currency exchange rates of $1.1 billion. Approximately $751 million, or 68 percent, of the unfavorable movements relate to the Brazilian Real, which depreciated by 30 percent. The results also reflect lower revenue at the Company’s generation businesses in Chile due to the impact of lower fuel prices.

•

Consolidated Gross Margin decreased by $341 million to $1.7 billion, primarily due to unfavorable foreign currency exchange rates of approximately $238 million and unfavorable non-cash mark-to-market derivative adjustments of approximately $91 million primarily attributable to North America subsidiaries. The 2009 year-to-date results do not include the contribution from the Northern Kazakhstan businesses sold in May 2008. These decreases were offset in part by improved operations at the Company’s Latin America and Asia generation businesses.

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Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) declined by $300 million to $1.0 billion, primarily due to (i) lower electricity prices and volumes at the Company’s generation businesses in Argentina and New York, (ii) unfavorable mark-to-market derivative adjustments at North America subsidiaries, (iii) unfavorable foreign currency exchange rates, and (iv) loss of the contribution from the Northern Kazakhstan businesses sold in 2008. These were offset in part by improved operations in Chile and the Philippines.

•

Consolidated Cash Flow from Operating Activities increased by $87 million to $871 million, primarily due to improved working capital at our Latin America and Asia generation businesses, reduced corporate expenses and receipt in April of the $80 million fee related to management of Northern Kazakhstan assets. The increase was offset in part by lower cash flow from operating activities at Latin America utilities.

•

Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by S312 million to $608 million, primarily due to improved working capital at the Company’s Latin America and Asia generation businesses, reduced corporate expenses and receipt in April of the $80 million fee related to management of Northern Kazakhstan assets. Proportional Cash Flow from Operating Activities reflects the economic interest of AES in the consolidated results.

•

Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $166 million to $586 million. The 2009 results reflect both higher Consolidated Operating Cash Flow and lower maintenance capital expenditures.

•

Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $354 million to $394 million. Proportional Free Cash Flow reflects the economic interest of AES in the consolidated results.

•

Diluted Earnings from Continuing Operations of $0.78 per share, compared to $1.65 per share in 2008. The 2009 result includes a $98 million or $0.15 gain related to the final settlement of the Northern Kazakhstan assets sold in 2008. The 2008 result primarily includes a net gain from sale of Northern Kazakhstan assets of $1.05.

•

Adjusted Earnings Per Share (a non-GAAP financial measure, see Appendix for definition and reconciliation) of $0.65, compared to $0.60 per share in 2008. The 2009 result excludes a $98 million or $0.15 gain related to the final settlement of the Northern Kazakhstan assets sold in 2008, $0.01 of non-cash, unrealized foreign currency transaction gains and $0.03 of non-cash mark-to-market derivative losses.

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Other Key Highlights:

•

Since the first quarter of 2009, commenced commercial operation of 374 MW of generation capacity, including the 130 MW Santa Lidia diesel facility and 152 MW coal facility Guacolda 3 in Chile, the 80 MW Kilroot peaker expansion in Northern Ireland and 12 MW of Innovent wind projects in France.

•

In May, Kazakhmys PLC, which purchased the Northern Kazakhstan business in 2008, provided an irrevocable standby letter of credit to AES of $102 million to secure the final payment to be received from Kazakhmys in January 2010.

•

In June, completed €44 million project financing for the 35 MW St. Patrick wind project in France and in July, secured $221 million project financing and began construction of the 101 MW Armenia Mountain wind project in Pennsylvania.

•

In June, the Supreme Court of Chile invalidated an environmental permit granted by the Chilean regulatory authorities for the 270 MW Campiche coal-fired power plant. The Company indirectly owns a 71 percent interest in Campiche through its subsidiary Gener. As a result of the Supreme Court’s ruling against the local permitting authority, Gener has stopped work on Campiche, which was previously expected to commence commercial operations in the second quarter of 2011. Construction on the project would resume when a solution has been implemented which complies with all applicable laws. Based on the cash investment through June 30, 2009 and potential termination costs, Gener’s total exposure to the project is approximately $186 million.

2009 Guidance

Based on the Company’s performance through the first half of 2009 and the current outlook for the remainder of the year, the Company is increasing its full year earnings guidance and the midpoint of its cash flow guidance. The revised guidance is based on currency and commodity movements which have had a net $0.05 favorable impact on Adjusted Earnings Per Share guidance, a lower effective tax rate which has a $0.03 favorable impact, and a $0.05 gain related to settlement of a claim recorded at one of its European affiliates during the second quarter of 2009. These favorable impacts are projected to be offset by unfavorable impacts of $0.05-$0.10 related to outages and lower wholesale prices in North America, lower volume and realized foreign currency transaction losses projected to be incurred in remainder of the year.

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Summary of some of the key 2008 guidance elements include:

•	Increased Adjusted Earnings Per Share (a non-GAAP financial measure) guidance from $0.97-$1.07 to $1.05-$1.10.

•	Increased Diluted Earnings per Share from Continuing Operations from $1.03-$1.13 to $1.15-$1.20.

•

Increased the lower end of its full year 2009 Proportional Free Cash Flow (a non-GAAP financial measure) guidance by $100 million and updated its full year guidance from $650-$850 million to $750-$850 million.

•	Increased the lower end of its full year 2009 Subsidiary Distributions guidance by $100 million and updated its full year guidance from $1,100-$1,300 million to $1,200-$1,300 million.

Non-GAAP Financial Measures

See Non-GAAP Financial Measures for definitions of Adjusted Earnings Per Share, Proportional Gross Margin, Proportional Operating Cash Flow, Free Cash Flow, Proportional Free Cash Flow and Parent Company Liquidity, as well as reconciliations to the most comparable GAAP financial measure.

Attachments

Consolidated Statements of Operations, Segment Information, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information and 2009 Financial Guidance.

Conference Call Information

AES will host a conference call on Friday, August 7, 2009 at 10:00 a.m. Eastern Daylight Time (EDT). Interested parties may listen to the teleconference by dialing 1-866-229-5768 at least ten minutes before the start of the call. International callers should dial +1-973-200-3007. The reservation number for this call is 23935807. Internet access to the conference call and presentation materials will be available on the AES website at www.aes.com by selecting “Investor Information” and then “Quarterly Financial Reports.”

A telephonic replay of the call will be available from approximately 1:00 p.m. EDT on Friday, August 7, 2009 through Friday, August 28, 2009. Callers in the U.S. please dial 1-800-642-1687. International callers should dial +1-706-645-9291. The system will ask for a reservation number; please enter 23935807 followed by the pound key (#). A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

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About AES

The AES Corporation (NYSE: AES) is a Fortune 500 global power company with generation and distribution businesses. Through our diverse portfolio of thermal and renewable fuel sources, we provide affordable and sustainable energy to 29 countries. Our workforce of 25,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2008 revenues were $16 billion and we own and manage $35 billion in total assets. BusinessWeek named AES to its 2009 “BW 50 Best Performers” list. To learn more, please visit www.aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’s 2008 Annual Report on Form 10-K. Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, except per share amounts)	2009	2008	2009	2008

Revenues	$3,495	$4,126	$6,873	$8,207
Cost of sales	(2,648)	(3,097)	(5,143)	(6,136)

GROSS MARGIN	847	1,029	1,730	2,071

General and administrative expenses	(88)	(99)	(173)	(197)
Interest expense	(383)	(469)	(774)	(904)
Interest income	90	133	188	249
Other expense	(30)	(85)	(52)	(110)
Other income	22	150	244	195
Gain on sale of investments	102	908	115	912
Impairment expense	(1)	(25)	(1)	(72)
Foreign currency transaction gains (losses) on net monetary position	27	(85)	(12)	(63)
Other non-operating expense	—	—	(10)	—

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF AFFILIATES	586	1,457	1,255	2,081

Income tax expense	(105)	(318)	(280)	(557)
Net equity in earnings of affiliates	50	20	57	42

INCOME FROM CONTINUING OPERATIONS	531	1,159	1,032	1,566

Income from operations of discontinued businesses, net of tax	—	1	—	3
Loss from disposal of discontinued businesses, net of tax	—	—	—	(1)

NET INCOME	531	1,160	1,032	1,568

Less: Net income attributable to noncontrolling interests	(228)	(257)	(511)	(432)

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION	$303	$903	$521	$1,136

DILUTED EARNINGS PER SHARE:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.45	$1.31	$0.78	$1.65
Discontinued operations attributable to The AES Corporation common stockholders, net of tax	—	—	—	—

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.45	$1.31	$0.78	$1.65

AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income from continuing operations, net of tax	$303	$902	$521	$1,134
Discontinued operations, net of tax	—	1	—	2

NET INCOME	$303	$903	$521	$1,136

THE AES CORPORATION

SEGMENT INFORMATION (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2009	2008	2009	2008

REVENUES
Latin America - Generation	$895	$1,177	$1,786	$2,383
Latin America - Utilities	1,367	1,577	2,581	3,040
North America - Generation	475	538	977	1,089
North America - Utilities	261	267	551	516
Europe - Generation	152	268	356	572
Asia - Generation	337	301	584	613
Corporate and Other	8	(2)	38	(6)

Total Revenue	$3,495	$4,126	$6,873	$8,207

GROSS MARGIN
Latin America - Generation	$335	$319	$707	$718
Latin America - Utilities	175	254	346	479
North America - Generation	122	242	242	402
North America - Utilities	51	61	121	113
Europe - Generation	27	64	95	179
Asia - Generation	77	40	124	88
Corporate and Other	60	49	95	92

Total Gross Margin	$847	$1,029	$1,730	$2,071

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF AFFILIATES
Latin America - Generation	$321	$215	$689	$560
Latin America - Utilities	144	319	404	499
North America - Generation	64	191	115	281
North America - Utilities	17	15	56	36
Europe - Generation	102	986	246	1,089
Asia - Generation	43	(26)	47	(3)
Corporate and Other	(105)	(244)	(302)	(382)

Total Income from Continuing Operations before Income Taxes and Equity in Earnings of Affiliates	$586	$1,456	$1,255	$2,080

THE AES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

($ in millions, except shares and par value)	June 30, 2009	December 31, 2008

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,735	$903
Restricted cash	444	729
Short-term investments	1,152	1,382
Accounts receivable, net of allowance for doubtful accounts of $260 and $254, respectively	2,293	2,233
Inventory	577	564
Receivable from affiliates	21	31
Deferred income taxes - current	201	180
Prepaid expenses	350	177
Other current assets	1,249	1,117

Total current assets	8,022	7,316

NONCURRENT ASSETS
Property, Plant and Equipment:
Land	1,024	854
Electric generation, distribution assets, and other	26,427	24,654
Accumulated depreciation	(8,368)	(7,515)
Construction in progress	3,971	3,410

Property, plant and equipment, net	23,054	21,403

Other assets:
Deferred financing costs, net of accumulated amortization of $273 and $272, respectively	392	366
Investment in and advances to affiliates	1,043	901
Debt service reserves and other deposits	655	636
Goodwill	1,430	1,421
Other intangible assets, net of accumulated amortization of $191 and $185, respectively	486	500
Deferred income taxes - noncurrent	633	567
Other assets	1,703	1,696

Total other assets	6,342	6,087

TOTAL ASSETS	$37,418	$34,806

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$1,038	$1,042
Accrued interest	270	252
Accrued and other liabilities	2,705	2,660
Non-recourse debt - current	1,384	1,074
Recourse debt - current	—	154

Total current liabilities	5,397	5,182

LONG-TERM LIABILITIES
Non-recourse debt - noncurrent	12,321	11,869
Recourse debt - noncurrent	5,515	4,994
Deferred income taxes - noncurrent	1,237	1,132
Pension and other post-retirement liabilities	1,110	1,017
Other long-term liabilities	3,547	3,525
Cumulative preferred stock of subsidiaries	60	60

Total long-term liabilities	23,730	22,537

Commitments and contingent liabilities

EQUITY
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($.01 par value, 1,200,000,000 shares authorized; 676,362,823 issued and 666,828,233 outstanding at June 30, 2009; 673,478,012 issued and 662,786,745 outstanding at December 31, 2008)	7	7
Additional paid-in capital	6,845	6,832
Retained earnings (accumulated deficit)	513	(8)
Accumulated other comprehensive loss	(2,847)	(3,018)
Treasury stock, at cost (9,534,590 and 10,691,267 shares at June 30, 2009 and December 31, 2008, respectively)	(126)	(144)

Total The AES Corporation stockholders’ equity	4,392	3,669
NONCONTROLLING INTERESTS	3,839	3,358

Total equity	8,231	7,027

TOTAL LIABILITIES AND EQUITY	$37,418	$34,806

THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2009	2008	2009	2008

OPERATING ACTIVITIES
Net income	$531	$1,160	$1,032	$1,568
Adjustments to net income:
Depreciation and amortization	253	256	498	500
Loss from sale of investments and impairment expense	(91)	(895)	(103)	(850)
Provision for deferred taxes	(86)	156	(111)	208
Accrual/(settlement) of non-cash contingencies	48	(76)	(54)	(35)
(Gain) loss on extinguishment of debt	(17)	55	(3)	55
Other	(37)	(63)	4	(120)
Changes in operating assets and liabilities:
Increase in accounts receivable	(83)	(8)	(3)	(243)
Increase in inventory	(58)	(58)	(11)	(79)
Decrease (increase) in prepaid expenses and other current assets	136	(91)	31	(217)
Increase in other assets	(66)	(86)	(139)	(121)
Decrease in accounts payable and accrued liabilities	(100)	(90)	(292)	(15)
Increase (decrease) in income taxes receivables and payables, net	63	(17)	54	89
Increase (decrease) in other long-term liabilities	2	71	(32)	44

Net cash provided by operating activities	495	314	871	784

INVESTING ACTIVITIES
Capital expenditures	(619)	(752)	(1,193)	(1,385)
Acquisitions–net of cash acquired	—	(951)	—	(1,137)
Proceeds from the sales of businesses	2	1,093	2	1,093
Proceeds from the sales of assets	(1)	72	4	80
Sale of short-term investments	1,270	1,607	2,269	2,888
Purchase of short-term investments	(1,054)	(1,514)	(1,740)	(2,887)
Decrease (increase) in restricted cash	12	(52)	305	2
(Increase) decrease in debt service reserves and other assets	(33)	(47)	40	(60)
Affiliate advances and equity investments	(57)	(51)	(87)	(148)
Loan advances	—	(1)	—	(173)
Other investing	19	71	16	92

Net cash (used in) investing activities	(461)	(525)	(384)	(1,635)

FINANCING ACTIVITIES
Borrowing (repayments) under the revolving credit facilities, net	122	21	(31)	199
Issuance of recourse debt	503	625	503	625
Issuance of non-recourse debt	572	1,307	816	1,566
Repayments of recourse debt	(154)	(1,037)	(154)	(1,037)
Repayments of non-recourse debt	(322)	(576)	(491)	(674)
Payments for deferred financing costs	(31)	(31)	(53)	(36)
Distributions to noncontrolling interests	(322)	(240)	(334)	(244)
Contributions from noncontrolling interests	1	157	74	161
Financed capital expenditures	25	(42)	(24)	(51)
Other financing	24	13	25	17

Net cash provided by financing activities	418	197	331	526
Effect of exchange rate changes on cash	16	(15)	14	3

Total increase (decrease) in cash and cash equivalents	468	(29)	832	(322)
Cash and cash equivalents, beginning	1,267	1,750	903	2,043

Cash and cash equivalents, ending	$1,735	$1,721	$1,735	$1,721

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
($ in millions, except per share amounts)	2009		2008		2009		2008

Reconciliation of Adjusted Earnings Per Share (1)

Diluted EPS From Continuing Operations	$0.45		$1.31		$0.78		$1.65

FAS 133 Mark to Market (Gains)/Losses	0.01		(0.08)		0.03		(0.08)
Currency Transaction (Gains)/Losses	(0.04)		0.07		(0.01)		0.04
Disposition/Acquisition (Gains)/Losses	(0.14	)(2)	(1.31	)(3)	(0.17	)(4)	(1.31	)(3)
Impairment Losses	—		0.01	(5)	0.02	(6)	0.05	(7)
Debt Retirement (Gains)/Losses	—		0.25	(8)	—		0.25	(8)

Adjusted Earnings Per Share (1)	$0.28		$0.25		$0.65		$0.60

Capital Expenditures

Operational Capital Expenditures (a)	$112		$165		$250		$314
Environmental Capital Expenditures (b)	17		20		35		50
Maintenance Capital Expenditures (a + b)	129		185		285		364
Growth Capital Expenditures	465		609		932		1,072

Total Capital Expenditures	$594		$794		$1,217		$1,436

Reconciliation of Free Cash Flow

Net Cash from Operating Activities	$495		$314		$871		$784
Less: Maintenance Capital Expenditures	129		185		285		364

Free Cash Flow (9)	$366		$129		$586		$420

Reconciliation of Proportional Free Cash Flow

Proportional Net Cash from Operating Activities	$284		$8		$608		$296
Less: Proportional Maintenance Capital Expenditures	94		131		214		256

Proportional Free Cash Flow (9),(10)	$190		$(123)		$394		$40

Reconciliation of Proportional Gross Margin

Consolidated Gross Margin	$847		$1,029		$1,730		$2,071
Less: Proportional Adjustment Factor	348		382		688		729

Proportional Gross Margin (10)	$499		$647		$1,042		$1,342

Reconciliation of Proportional Net Cash from Operating Activities

Consolidated Net Cash from Operating Activities	$495		$314		$871		$784
Less: Proportional Adjustment Factor	211		306		263		488

Proportional Net Cash from Operating Activities	$284		$8		$608		$296

(1)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) mark-to-market amounts related to FAS 133 derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to mark-to-market gains or losses related to derivative transactions, currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retired debt which affect results in a given period or periods.

(2)	Amount includes: Kazakhstan net gain of $98 million or $0.14 related to the termination of a management agreement. There is no tax expense associated with the Kazakhstan gain.
(3)	Amount includes: A nontaxable net gain on Kazakhstan sale of $908 million or $1.31.
(4)

Amount includes: Kazakhstan net gain of $98 million or $0.15 related to the termination of a management agreement as well as a net gain of $13 million or $0.02 in March related to the reversal of withholding tax contingency. There is no tax expense associated with the Kazakhstan gains.

(5)	Amount includes: Uruguaiana impairment of $20 million ($9 million net of noncontrolling interest or $0.01). There is no tax benefit associated with the Uruguaiana impairment.
(6)	Amount includes: An impairment of the Company’s investment in a coal to gas technology of $10 million or $0.02. There is no tax benefit associated with the coal to gas technology project impairment.
(7)

Amount includes: South Africa peaker development cost write-off of $20 million ($17 million net of tax or $0.03) and Uruguaiana impairment of $34 million ($16 million net of noncontrolling interest or $0.02). There is no tax benefit associated with the Uruguaiana impairment.

(8)

Amount includes: $55 million ($34 million net of tax or $0.05) loss on the retirement of Corporate debt, $131 million or $0.19 tax impact on repatriation of a portion of the Kazakhstan sale proceeds that were used to fund the early retirement of corporate debt, and $14 million ($9 million net of tax or $0.01) of debt refinancing at IPALCO in Q2 2008.

(9)

Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures). AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations, less maintenance capital expenditures as defined by our businesses, that may be available for investing or repaying debt.

(10)	See Footnote (2) on 2009 Revised Financial Guidance Elements for definition of Proportional financial metrics.

The AES Corporation

Parent Financial Information (unaudited)

Parent only data: last four quarters

($ in millions)

	4 Quarters Ended
Total subsidiary distributions & returns of capital to Parent	June 30, 2009 Actual	Mar. 31, 2009 Actual	Dec. 31, 2008 Actual	Sept. 30, 2008 Actual
Subsidiary distributions(1) to Parent & QHCs	$1,327	$1,069	$1,060	$1,017
Returns of capital distributions to Parent & QHCs	89	169	150	127

Total subsidiary distributions & returns of capital to Parent	$1,416	$1,238	$1,210	$1,144

Parent only data: quarterly ($ in millions)

	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	June 30, 2009 Actual	Mar. 31, 2009 Actual	Dec. 31, 2008 Actual	Sept. 30, 2008 Actual
Subsidiary distributions(1) to Parent & QHCs	$527	$230	$386	$184
Returns of capital distributions to Parent & QHCs	1	20	45	24

Total subsidiary distributions & returns of capital to Parent	$528	$250	$431	$208

Parent Company Liquidity(2) ($ in millions)
	Balance at
	June 30, 2009 Actual	Mar. 31, 2009 Actual	Dec. 31, 2008 Actual	Sept. 30, 2008 Actual
Cash at Parent & Cash at QHCs(3)	$603	$168	$247	$455
Availability under corporate credit facilities	713	1,182	1,143	690

Ending liquidity	$1,316	$1,350	$1,390	$1,145

(1)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)

Parent Company Liquidity is defined as cash at the Parent Company plus availability under corporate credit facilities plus cash at qualifying holding companies (QHCs). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’s indebtedness.

(3)

The cash held at QHCs represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION

2009 FINANCIAL GUIDANCE ELEMENTS(1)

	2009 Revised Financial Guidance (as of 8/7/2009)			2009 Prior Financial Guidance (issued 5/27/2009)			Delta
	Consolidated	Proportional Adjustment Factors(2)	Proportional	Consolidated	Proportional Adjustment Factors(2)	Proportional	Consolidated	Proportional Adjustment Factors(2)	Proportional
Income Statement Elements
Gross Margin	$3,500 to 3,600 million	$1,400 to 1,450 million	$2,100 to 2,150 million	$3,200 to 3,400 million	$1,150 to 1,250 million	$2,050 to 2,150 million	$200 to 300 million	$200 to 250 million	$0 to 50 million
Diluted Earnings Per Share From Continuing Operations	$1.15 to 1.20			$1.03 to 1.13			$0.07 to 0.12
Adjusted Earnings Per Share Factors(3),(4)	$(0.10)			$(0.06)			$(0.04)
Adjusted Earnings Per Share(3),(4)	$1.05 to 1.10			$0.97 to 1.07			$0.03 to 0.08

Cash Flow Elements

Net Cash From Operating Activities	$2,100 to 2,200 million	$850 million	$1,250 to 1,350 million	$2,000 to 2,200 million	$800 to 850 million	$1,200 to 1,350 million	$0 to 100 million	$0 to 50 million	$0 to 50 million
Operational Capital Expenditures (a)	$600 to 650 million	$175 to 200 million	$425 to 450 million	$575 to 675 million	$150 to 175 million	$425 to 500 million	$(25) to 25 million	$(25) million	$0 to (50) million
Environmental Capital Expenditures (b)	$50 to 100 million	$0 to 25 million	$50 to 75 million	$50 to 100 million	$0 to 25 million	$50 to 75 million	—	—	—
Maintenance Capital Expenditures (a + b)	$650 to 750 million	$175 to 225 million	$475 to 525 million	$625 to 775 million	$150 to 200 million	$475 to 575 million	$(25) to 25 million	$(25) million	$0 to (50) million
Growth Capital Expenditures	$2,100 to 2,300 million	$600 million	$1,500 to 1,700 million	$2,300 to 2,500 million	$600 million	$1,700 to 1,900 million	$200 million	—	$200 million
Free Cash Flow (5)	$1,400 to 1,500 million	$650 million	$750 to 850 million	$1,300 to 1,500 million	$650 million	$650 to 850 million	$0 to 100 million	—	$0 to 100 million
Subsidiary Distributions(6)	$1,200 to 1,300 million			$1,100 to 1,300 million			$0 to 100 million

Reconciliation of Free Cash Flow

Net Cash from Operating Activities	$2,100 to 2,200 million	$850 million	$1,250 to 1,350 million	$2,000 to 2,200 million	$800 to 850 million	$1,200 to 1,350 million	$0 to 100 million	$0 to 50 million	$0 to 50 million
Less: Maintenance Capital Expenditures	$650 to 750 million	$175 to 225 million	$475 to 525 million	$625 to 775 million	$150 to 200 million	$475 to 575 million	—	$(25) million	—

Free Cash Flow (5)	$1,400 to 1,500 million	$650 million	$750 to 850 million	$1,300 to 1,500 million	$650 million	$650 to 850 million	$0 to 100 million	—	$0 to 100 million

(1)	2009 Revised Guidance is based on expectations for future foreign exchange rates and commodity prices as of June 30, 2009, as well as other factors set forth in “2009 Guidance” in the Press Release.
(2)

The AES Corporation (the “Company”) is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company’s estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Operating Cash Flow is a GAAP metric which presents the Company’s cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation the Company. Proportional measures are considered in the Company’s internal evaluation of financial performance. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company’s economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company’s economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company’s economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company’s equity method investments is not reflected and (v) all intercompany amounts have been excluded as applicable.

(3)

Non-GAAP financial measure as reconciled in the table. Effective January 1, 2009, the Company now includes all unrealized foreign currency gains or losses in its definition of adjusted earnings per share. As a result of this change, full year 2008 adjusted earnings per share would increase by $0.13 from $0.99 to $1.12.

(4)

Adjustment factors include $0.10 of addbacks related primarily to estimated unrealized foreign currency and FAS 133 derivative losses as well as a gain on sale in second quarter related to Northern Kazakhstan businesses.

(5)	Free Cash Flow is reconciled above. See Footnote (9) on Non-GAAP Financial Measures for definition.
(6)	See Footnote (1) on Parent Financial Information for definition.